Exhibit 99.1

News release

CONTACTS: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com	Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

For Immediate release

UNITED STATES STEEL CORPORATION ANNOUNCES DEPARTURE OF GENERAL COUNSEL, CHIEF COMPLIANCE OFFICER AND SVP GOVERNMENT AFFAIRS

PITTSBURGH, November 7, 2017 – Today, United States Steel Corporation (NYSE: X) announced that Suzanne Rich Folsom, General Counsel, Chief Compliance Officer and Senior Vice President Government Affairs, will resign from the Company effective December 29, 2017.

“Suzanne played a pivotal role in driving the success of the Company’s efforts to combat illegally subsidized and dumped steel products that are being imported into the United States,” said President and CEO David Burritt. “Her tireless leadership in this arena benefitted the Company, the domestic steel industry, and highlighted the threat that unfair trade represents to manufacturing across the United States. We respect Suzanne’s decision and are grateful for her many achievements serving the Company. I thank Suzanne for her dedication to U. S. Steel and the country, and I wish her continued success in the next phase of her career."

Folsom began her tenure at U. S. Steel in 2014 as General Counsel, Chief Compliance Officer and Senior Vice President of Government Affairs. Known for her extensive expertise in corporate transformation, legal affairs and international law, she joined the Company to oversee all legal, regulatory, compliance, corporate governance, and environmental matters. Her responsibilities also included driving the Company’s public policy; international trade, and government affairs initiatives; overseeing the corporate aircraft group; as well as ensuring the profitability of the USS Real Estate division and providing risk management oversight for the Company’s joint ventures worldwide.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

News release

At U. S. Steel, Folsom built a world-class legal, regulatory and compliance department, was instrumental in leading the Company’s international trade litigation and public policy efforts to address global steel overcapacity and illegal trade practices, and worked with the executive team to undertake the implementation of business transformation efforts to accelerate the Company’s performance improvement plans, while maintaining a strong focus on its corporate core values. In addition, she served as Company Chairperson on the Negotiating Committee during the successful negotiation of a new Collective Bargaining Agreement with the United Steelworkers Union in 2015.

“I want to thank my U. S. Steel colleagues for the opportunity to play a role in the transformation of this great Company, one that is such a historic part of the manufacturing industry in our country, and for the chance to help write the next chapter in its storied history,” Folsom said. “I am proud of all that my team accomplished over the last four years – and I thank them for their dedication and support.”

Deputy General Counsel Richard Fruehauf assumes day-to-day responsibility for legal operations to allow Folsom to focus on strategic and transitional matters while the Company undertakes a comprehensive search for a permanent replacement.

-oOo-

2017-035

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 300 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com